Exhibit 23.5.0

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-4 of GrafTech Holdings Inc. of our report dated March 2, 2010, except as to the subsequent event described in Note 14 which is as of May 21, 2010 relating to the consolidated financial statements of C/G Electrodes LLC and Subsidiary as of December 31, 2009 and 2008 and for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Alpern Rosenthal
Pittsburgh, Pennsylvania
November 8, 2010